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Exhibit 10.4

AMENDED AND RESTATED SEVERANCE
AND CHANGE OF CONTROL AGREEMENT

        This Amended and Restated Severance and Change of Control Agreement ("Agreement") is effective as of August 4, 2008, between Kratos Defense & Security Solutions, Inc. (the "Company") and Deanna Lund ("Lund"), as approved by the Company's Board Compensation Committee.

        A.    Lund is presently employed as Chief Financial Officer pursuant to an offer letter dated March 15, 2004 (the "Offer Letter").

        B.    On March 28, 2005, the Company and Lund entered into a Change of Control Agreement, which memorialized in writing their understanding regarding the vesting of stock options and stock appreciation rights granted to Lund under the Company's equity incentive plans in the event of a Change of Control, which was amended and restated on March 28, 2006 (the original agreement together with any and all prior amendments is hereinafter referred to as the "Original Agreement") to enhance severance and address compliance with Section 409A of the Internal Revenue Code of 1986 (the "Code").

        C.    As consideration for Lund's agreement to undertake and continue her duties and responsibilities in her role as Chief Financial Officer, the Company and Lund desire to enter into this Agreement to (i) make further changes to comply with subsequent guidance issued under Section 409A of the Code, and (ii) to give Lund additional protection if there is a Change of Control of the Company as set forth in paragraph 6 hereof.

        Therefore, in consideration of the promises and the mutual covenants contained below, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

        1.    Vesting Upon Change of Control.    Upon the closing of a transaction that constitutes a Change of Control (as defined in paragraph 3(a) below), the vesting of 50% of all stock options, stock appreciation rights, restricted stock units and any other equity awards granted to Lund under the Company's equity incentive plans that as of the date of such Change of Control remain unvested shall accelerate, to the extent permissible by law, notwithstanding and in addition to any existing vesting provisions set forth in the applicable equity award agreement and/or the Company equity incentive plan. On the one year anniversary of such Change of Control or upon a Triggering Event (as defined in paragraph 3(b) below), whichever occurs sooner, the remaining unvested portion of any outstanding equity awards shall immediately vest.

        2.    Severance Payments.

          (a)   If Lund is (x) terminated without Cause (as defined in paragraph 3(c) below) prior to a Change of Control or (y) terminates as a result of a Triggering Event (as defined in paragraph 3(b) below) after a Change of Control (as defined in paragraph 3(a) below), then Lund will be entitled to receive in satisfaction of all obligations (other than as provided in paragraph 1 above) that the Company may have to Lund: (i) in the case of clause (x) hereof, severance compensation equal to one year of her base salary then in effect; or in the case of clause (y) hereof, severance compensation equal to two years of her base salary plus her maximum potential bonus amount for two years; in either case, less applicable taxes and withholding; and, if needed by Lund, (ii) her then-current health insurance coverage, at the then current employee cost, during the twelve (12) month period following a termination in the case of clause (x); or during the twenty-four (24) month period following a resignation in the case of clause (y). Such benefits will be provided for the twelve (12) month or twenty-four (24) month period, as applicable, following the date of Lund's termination. In addition, in the event that Lund is terminated without Cause, the vesting of

  100% of all stock options, stock appreciation rights, restricted stock units and any other equity awards granted to Lund under the Company's equity incentive plans that as of the date of such termination remain unvested shall accelerate, to the extent permissible by law, notwithstanding and in addition to any existing vesting provisions set forth in the applicable equity award agreement and/or the Company equity incentive plan. The foregoing severance compensation, health insurance coverage and acceleration of vesting will be conditioned upon Lund's execution of a separation agreement with a release of claims reasonably satisfactory to the Company and such cash severance compensation shall be paid in a single lump sum payment within thirty (30) days following Lund's execution of such separation agreement.

          (b)   Notwithstanding any other provision of this Agreement to the contrary, if Lund is a "specified employee" within the meaning of Section 409A of the Code and the related guidance ("Section 409A") at the time of Lund's separation from service, then only that portion of the severance and benefits set forth in paragraph 2(a) above, together with any other severance payments or benefits, that may be considered deferred compensation under Section 409A, which (when considered together) do not exceed the Section 409A Limit (as defined below) and which qualify as separation pay under Treasury Regulation Section 1.409A-1(b)(9)(iii), may be paid within the first six (6) months following Lund's separation from service in accordance with paragraph 2(a) above or (for payments or benefits not provided under this Agreement) with the payment schedule applicable to each such other payment or benefit. Otherwise, the portion of the severance and benefits provided under this Agreement, together with any other severance payments or benefits that may be considered deferred compensation under Section 409A, that would otherwise be payable within the six (6) month period following Lund's separation from service will accrue during such six (6) month period and will be paid in a lump sum on the date six (6) months and one (1) day following the date of Lund's separation from service (or the next business day if such date is not business day). All remaining severance payments and benefits will be payable in accordance with the payment schedule applicable to such payments or benefits. For purposes of this Agreement, "Section 409A Limit" means the lesser of two (2) times: (i) the sum of Lund's annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of Lund preceding the taxable year of Lund's separation from service from the Company as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any related Internal Revenue Service guidance; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which such separation from service occurs.

        3.    Definition of Change of Control and Triggering Event.

          (a)   A Change of Control means: (i) the acquisition by an individual person or entity or a group of individuals or entities acting in concert, directly or indirectly, through one transaction or a series of transactions, of more than 50% of the outstanding voting securities of the Company; (ii) a merger or consolidation of the Company with or into another entity after which the stockholders of the Company immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity; (iii) any action or event that results in the Board of Directors consisting of fewer than a majority of Incumbent Directors ("Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination); or (iv) a sale of all or substantially all of the assets of the Company.

          (b)   A Triggering Event means (i) Lund's termination from employment by the Company without Cause; (ii) a material change in the nature of Lund's role or job responsibilities so that Lund's job duties and responsibilities after the Change of Control, when considered in their totality as a whole, are substantially different in nature from the job duties Lund performed immediately prior to the Change of Control; or (iii) the relocation of Lund's principal place of work to a location of more that thirty (30) miles from the location Lund was assigned to immediately prior to the Change of Control; provided, however, in the case of a Triggering Event described in clause (ii) or (iii) hereof, such condition shall not exist unless Lund provides written notice to the Company within ninety (90) days of its initial existence and the Company does not cure such condition within thirty (30) days from the date it receives such notice from Lund. In addition, no Triggering Event will be deemed to have occurred unless Lund separates from service within twelve (12) months from the date such Triggering Event initially occurs.

          (c)   "Cause" means (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Lund with respect to Lund's obligations or otherwise relating to the business of the Company; (ii) Lund's material breach of this Agreement or the Company's standard form of confidentiality agreement; (iii) Lund's conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (iv) Lund's failure to perform her duties and responsibilities as Chief Financial Officer to the reasonable satisfaction of the Board after being provided with notice thereof and thirty (30) days opportunity to remedy such failure; and (v) Lund's willful neglect of duties or poor performance. Notwithstanding the foregoing, a termination under subsection (v) shall not constitute a termination for "Cause" unless the Company has first given Lund written notice of the offending conduct (such notice shall include a description of remedial actions that the Company reasonably deems appropriate to cure such offending conduct) and a thirty (30) day opportunity to cure such offending conduct. In the event the Company terminates Lund's employment under subsection (v), the Company agrees to participate in binding arbitration, if requested by Lund, to determine whether the cause for termination was willful neglect of duties or poor performance as opposed to some other reason that does not constitute Cause under this Agreement.

        4.    General Provisions.    Except as set forth in this Agreement, the terms of the Offer Letter remain unchanged. Nothing in this Agreement is intended to change the at-will nature of Lund's employment with the Company. This Agreement and the Offer Letter, including the Additional Terms and Conditions attached thereto and the Proprietary Information and Innovations Agreement signed by Lund, constitute the entire agreement between Lund and the Company with respect to Lund's employment with the Company, and supersedes and replaces the Original Agreement in its entirety. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties.

        5.    Compliance with Section 409A of the Code.    This Agreement is intended to comply with Section 409A of the Code (or any regulations or rulings thereunder), and shall be construed and interpreted in accordance with such intent. Notwithstanding anything to the contrary in this Agreement, the Company, in the exercise of its sole discretion and without the consent of Lund, may amend or modify this Agreement in any manner in order to meet the requirements of Section 409A of the Code as amplified by any Internal Revenue Service or U.S. Treasury Department guidance. Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Code or any regulations or rulings thereunder). Lund is encouraged to consult a tax adviser regarding the potential impact of Section 409A of the Code.

        6.    Parachute Payment Excise Tax.

          (a)   In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to Lund for Lund's benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Lund's employment with the Company or a Change of Control (a "Payment" or "Payments"), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by Lund with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Lund will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Lund of all taxes (including any interest or penalties (other than interest and penalties imposed by reason of Lund's failure to file timely a tax return or pay taxes shown due on Lund's return) imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, Lund retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b)   An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made by the Company. the Company shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation, to Lund within fifteen (15) days of the date of Lund's termination, if applicable, or such other time as requested by Lund (provided Lund reasonably believes that any of the Payments may be subject to the Excise Tax). If requested by the Lund, the Company shall furnish Lund, at the Company's expense, with an opinion reasonably acceptable to Lund from the Company's accounting firm (or an accounting firm of equivalent stature reasonably acceptable to Lund) that there is a reasonable basis for the Determination. Any Gross-Up Payment determined pursuant to this paragraph 6 shall be paid by the Company to Lund within five (5) days of receipt of the Determination.

          (c)   As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Excess Payment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment").

          (d)   An Underpayment shall be deemed to have occurred (A) upon notice (formal or informal) to Lund from any governmental taxing authority that Lund's tax liability (whether in respect of Lund's current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (B) upon a determination by a court, or (C) by reason of determination by the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return). If an Underpayment occurs, Lund shall promptly notify the Company and the Company shall promptly, but in any event at least five (5) days prior to the date on which the applicable government taxing authority has requested payment, pay to Lund an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of Lund's failure to file timely a tax return or pay taxes shown due on Lund's return) imposed on the Underpayment.

          (e)   An Excess Payment shall be deemed to have occurred upon a Final Determination (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which Lund had previously received a Gross-Up Payment. A "Final Determination" shall be deemed to have occurred when Lund has received from the applicable government taxing authority a refund of taxes or other reduction in Lund's tax liability by reason of the Excise Payment and upon either (A) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Lund and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (B) the statute of limitations with respect to Lund's applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be repaid by Lund to the Company unless, and only to the extent that, the repayment would either reduce the amount on which Lund is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

          (f)    Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

Deanna H. Lund
Dated:
Kratos Defense & Security Solutions, Inc.
Dated:	By:

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  Exhibit 10.4
AMENDED AND RESTATED SEVERANCE AND CHANGE OF CONTROL AGREEMENT